Exhibit 99.1

FOR IMMEDIATE RELEASE


MEDIA CONTACT:                                    SHAREHOLDER CONTACT:

Mary Ann Susco                                    Marco Acosta
(212) 850-1382                                    1-800-597-6068 (Option #1)
suscom@jwseligman.com                             acostam@jwseligman.com

                      SELIGMAN SELECT MUNICIPAL FUND, INC.
                         ANNOUNCES DIVIDEND INFORMATION

NEW YORK, September 21, 2007 - Seligman Select Municipal Fund, Inc. (NYSE: SEL) announced that it currently estimates that 5.2% of the monthly distributions paid to common stockholders in 2007 will be in excess of the Fund's net investment income (i.e., a return of capital), but under applicable federal law, will be taxable as ordinary income. The remaining amount will be treated as "exempt interest" dividends for federal income tax purposes. The actual portion of the distributions that will be taxable will be provided to stockholders with their year-end tax statements.

Seligman Select Municipal Fund, Inc. is managed by J. & W. Seligman & Co. Incorporated (JWS), a New York-based investment manager and advisor, which was founded in 1864. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds managed by JWS. Seligman Services, Inc. provides client services to shareholders of Seligman Select Municipal Fund, Inc. Seligman Advisors, Inc. and Seligman Services, Inc. are wholly-owned subsidiaries of JWS.

You should consider the investment objectives, risks, charges, and expenses of a Fund carefully before investing. You can obtain the Fund's most recent annual, semi-annual and quarterly reports by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other information are also available on the Securities and Exchange Commission's EDGAR Database.

                                       ###